EXHIBIT 99.1

DAVIDsTEA Reports Third Quarter Fiscal 2019 Financial Results

➢ Operating loss of $9.3 million compared to loss of $10.7 million

➢ EBITDA1 of negative $4.5 million compared to a negative $8.6 million

➢ 14.1% increase in wholesale and e-commerce sales or $1.1 million

➢ Positive cash flow from operations of $4.8 million compared to negative $18.0 million

➢ Net cash position of $28.0 million

MONTREAL, December 20, 2019 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), the leading tea merchant in North America, announces its third quarter results for the period ended November 2, 2019 (“Fiscal 2019”). Unless otherwise indicated, the Company’s results for the third quarter of Fiscal 2019 reflect the adoption of IFRS 16, as described below under “Adoption of IFRS 16 - Leases”. All numbers are expressed in Canadian dollars.

“The recent introduction of our new and exciting tea collection has been well received by consumers and our tea sachets are now available in an expanded network of grocery stores across Canada. In addition to driving sales, this will create even more visibility for the DAVIDsTEA brand in markets across Canada,” stated Herschel Segal, Founder, Executive Chairman and Interim Chief Executive Officer.

“We continue to actively manage our working capital and remain in a solid financial position, with a cash position of $28.0 million at quarter end. Our product assortment and in-store customer experience continue to resonate with consumers and we were pleased with the accolades received from recognized, independent third parties,” said Frank Zitella, Chief Financial and Operating Officer.

During the third quarter of 2019 DAVIDsTEA’s products and brand earned three recognitions by independent publications. Newsweek, a premier U.S. weekly news magazine and website, recognized DAVIDsTEA as one of the best U.S. online shops in the food category. Leger, a recognized Canadian marketing research and polling firm, ranked DAVIDsTEA the #1 Canadian specialty store amongst millennials and Gen Z, and second in overall customer experience in the retail category in Ontario.

Operating Results for the Third Quarter of Fiscal 2019

Sales for the three months ended November 2, 2019 decreased by 9.5%, or $4.2 million, to $39.5 million from $43.7 million in the prior year quarter. Sales from our e-commerce and wholesale channels increased $1.1 million, or 14.1%, driven by the increased demand in our grocery distribution channel and by greater online adoption. Offsetting this was a decline in retail sales of $5.3 million and a decline of $5.0 million, or 14.1%, in comparable same store sales.

Operating loss decreased by $1.4 million to $9.3 million. Excluding the impact of IFRS 16, loss from operating activities would have amounted to $12.1 million, an increase of $1.4 million from the prior year quarter. The increase loss is mainly due to the deleveraging of fixed costs due to negative comparable store sales and the impairment of right-of-use assets offset partially by the absence of Adjusted Items1 incurred in the comparable quarter of Fiscal 2018.

Selling, general and administration expenses (“SG&A”) increased by $1.6 million to $30.7 million in the three months ended November 2, 2019 from the prior year quarter. Excluding the impact of IFRS 16 and the impairment of property, equipment and right-of-use assets for the three months ended November 2, 2019, and Adjusted Items incurred in the third quarter of 2018, Adjusted SG&A1 decreased by $1.3 million to $25.7 million for the three months ended November 2, 2019, mainly due to lower variable cost related to the decrease in sales.

EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $4.5 million in the quarter ended November 2, 2019, compared to negative $8.6 million in the prior year quarter. Excluding the impact of IFRS 16, EBITDA would have amounted to negative $10.3 million. Adjusted EBITDA1 for the quarter, excluding the impact of IFRS 16, amounted to negative $8.0 million compared to negative $6.2 million in the prior year quarter.

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Fully diluted loss per common share was $0.42 compared to $0.35 in the third quarter of Fiscal 2018. Adjusted fully diluted loss per common share1, which is Adjusted net loss1 on a fully diluted weighted average shares outstanding basis, was $0.34 per share compared to $0.33 per share for the same quarter in 2018.

As at November 2, 2019, the Company had a cash balance of $28.0 million, and a working capital of $31.1 million. Decrease in cash during the three and nine month periods was $1.7 million and $14.0 million, an improvement of $19.2 million and $30.7 million over the prior year three and nine month periods, respectively. The improvement reflects a focus on optimizing working capital, selective capital investments and the avoidance of employee separation, and other one-time non-recurring disbursements incurred in Fiscal 2018.

Net cash provided by operating activities amounted to $4.8 million for the three months ended November 2, 2019, from net cash used of $18.0 million for the three months ended November 3, 2018. Excluding the impact of IFRS 16, net cash used in operating activities amounted to $0.9 million, an improvement of $17.1 million from the prior year quarter. Net change in other non-cash working capital balances related to operations improved primarily from a reduction in cash used for inventories, the decrease in prepaid and deposits, the collection of accounts receivables, collection of income tax receivables and the increase in accounts payable and accrued liabilities.

Cash flow used in financing activities was $5.7 million for the three months ended November 2, 2019, compared to nil for the three months ended November 3, 2018. Excluding the impact of IFRS 16, net cash used in financing activities was nil in the three months ended November 2, 2019.

Cash flow used in investing activities was $0.8 million for the three months ended November 2, 2019, compared to $2.9 million for the three months ended November 3, 2018. The decrease in net cash used in investing activities was due to a decrease in capital expenditures partially offset by an additional advance of $0.2 million.

Adoption of IFRS 16 - Leases

The Company adopted IFRS 16 - Leases, replacing IAS 17 - Leases and Related interpretations, using the modified retrospective approach, effective for the annual reporting period beginning on February 3, 2019. As a result, the Company’s results for the first three quarters of Fiscal 2019 reflect lease accounting under IFRS 16. Comparative figures for the first three quarters of Fiscal 2018 have not been restated and continue to be reported under IAS 17, Leases. Refer to Note 3 of the unaudited condensed consolidated interim financial statements for the first three quarters of 2019 for additional details on the implementation of IFRS 16.

Filing of Financial Statements

The Company is filing today with the Canadian securities regulatory authorities (www.sedar.com) and with the U.S. Securities and Exchange Commission (www.sec.gov) (i) an amendment to its Quarterly Report on Form 10-Q for the period ended May 4, 2019 to restate its unaudited condensed consolidated financial statements and related financial information at May 4, 2019 and to amend certain other items within that report, (ii) an amendment to its Quarterly Report on Form 10-Q for the period ended August 3, 2019 to similarly restate its unaudited condensed consolidated financial statements and related financial information at August 3, 2019 and (iii) its Quarterly Report on Form 10-Q for the period ended November 2, 2019.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net loss, 5) Adjusted fully diluted loss per share and 6) Adjusted selling, general and administration expenses as a percentage of sales. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended				For the nine months ended
		November 2, 2019			November 2, 2019
	November 2,	Excluding impact	November 3,	November 2,	Excluding impact	November 3,
	2019	of IFRS 16 (1)	2018	2019	of IFRS 16 (1)	2018

Sales	$39,493	$39,493	$43,656	$122,925	$122,925	$129,609
Cost of sales	18,139	23,859	25,275	53,430	70,772	71,193
Gross profit	21,354	15,634	18,381	69,495	52,153	58,416
SG&A expenses	30,670	27,733	29,119	90,254	81,101	84,865
Operating loss	(9,316)	(12,099)	(10,738)	(20,759)	(28,948)	(26,449)
Finance costs	1,699	—	80	5,305	—	237
Finance income	(185)	(185)	(122)	(570)	(570)	(574)
Recovery of income tax	—	—	(1,635)	—	—	(5,851)
Net loss	$(10,830)	$(11,914)	$(9,061)	$(25,494)	$(28,378)	$(20,261)

EBITDA[1]	$(4,548)	$(10,269)	$(8,576)	$(6,237)	$(23,579)	$(20,351)
Adjusted SG&A1	28,619	25,682	26,956	83,178	74,025	76,716
Adjusted operating loss[1]	(7,265)	(10,048)	(8,575)	(13,683)	(21,872)	(18,300)
Adjusted EBITDA[1]	(2,241)	(7,962)	(6,248)	1,387	(15,955)	(12,212)
Adjusted net loss[1]	$(8,779)	$(9,863)	$(8,533)	$(18,418)	$(21,302)	$(17,964)

Basic and fully diluted loss per common share	$(0.42)	$(0.46)	$(0.35)	$(0.98)	$(0.98)	$(0.78)
Adjusted basic and fully diluted loss per common share[1]	$(0.34)	$(0.46)	$(0.33)	$(0.71)	$(0.71)	$(0.69)

Gross profit as a percentage of sales	54.1%	39.6%	42.1%	56.5%	42.4%	45.1%
SG&A as a percentage of sales	77.7%	70.2%	66.7%	73.4%	66.0%	65.5%
Adjusted SG&A as a percentage of sales[1]	72.5%	65.0%	61.7%	67.7%	60.2%	59.2%
Number of stores at end of period	233	233	238	233	233	238
Comparable sales decline for the period	(14.1)	(14.1%)	(4.7%)	(10.0%)	(10.0%)	(8.8%)

Cash provided by (used in) operating activities	$4,786	$(934)	$(18,037)	$8,229	$(9,113)	$(37,581)
Cash provided by (used in) financing activities	(5,711)	9	8	(17,333)	9	82
Cash used in investing activities	(756)	(756)	(2,880)	(4,926)	(4,926)	(7,271)
Decrease in cash during the period	(1,681)	(1,681)	(20,909)	(14,030)	(14,030)	(44,770)
Cash, end of period	$28,044	$28,044	$18,714	$28,044	$28,044	$18,714

				November 2,	February 2,	November 3,
As at				2019	2019	2018
Cash				$28,044	$42,074	$18,714
Inventories				32,638	34,353	44,408
Accounts receivable				3,430	3,680	4,007
Trade payables				$9,386	$5,195	$6,438

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Cautionary Forward-Looking Statements

Certain material presented in this press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s prospects, management’s turn-around strategy, plans for investment in marketing initiatives, changes to product offerings and assortment, and strategic plans. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to implement its strategy, the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; changes in the Company’s executive management team; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fl uctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first, second and third fiscal quarters to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Conference Call Information

A conference call to discuss the third quarter Fiscal 2019 financial results is scheduled for today, December 20, 2019, at 5:00 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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